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                                                                   EXHIBIT 18(b)

                          THE ACHIEVEMENT FUNDS TRUST

                                   RULE 18f-3
                              MULTIPLE CLASS PLAN

                                 AUGUST 4, 1995
                         (AS AMENDED FEBRUARY 6, 1998)
                                  INTRODUCTION


        The Achievement Funds Trust (the "Trust"), a registered investment company that currently consists of seven (7) separately managed portfolios (the Equity Fund, Balanced Fund, Intermediate Term Bond Fund, Short Term Bond Fund, Short Term Municipal Bond Fund, Idaho Municipal Bond Fund and Municipal Bond
Fund) and that may consist of additional portfolios in the future as listed on Schedule A hereto (each a "Fund" and, collectively, the "Funds"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended
(the "1940 Act") in offering multiple classes of units of beneficial interest ("shares") in each Fund. This Plan sets forth the differences among classes, including the differences with respect to shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.      ATTRIBUTES OF SHARE CLASSES

        The rights of each existing class of the Funds (i.e., Institutional, Retail A and Retail B) shall be as set forth in the applicable prospectus, distribution plan and related resolutions adopted by the Board of Trustees of the Trust, and incorporated herein by reference.

        With respect to any class of shares of a Fund created after the date hereof, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any distribution expenses ("distribution fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), and will separately bear any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.
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B.   EXPENSE ALLOCATIONS

     Expense of each existing class and of each class created after the date hereof shall be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

     Until and unless changed by the Board, the methodology and procedures for calculating the net asset value of the various classes of shares and the proper allocation of income and expenses among the various classes of shares shall be as set forth in the "Report" rendered by Arthur Anderson LLP incorporated herein by reference.

C.   AMENDMENT OF PLAN; PERIODIC REVIEW

     This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each new class of shares approved by the Board after the date hereof.

     The Board of the Trust, including a majority of the independent Trustees, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan.


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                                   SCHEDULE A
                             MULTIPLE CLASS PLAN OF
                          THE ACHIEVEMENT FUNDS TRUST


Name of Fund
------------

Equity Fund (Institutional, Retail A and Retail B Shares)
Balanced Fund (Institutional, Retail and Retail B Shares)
Intermediate Term Bond Fund (Institutional and Retail A Shares)
Short Term Bond Fund (Institutional and Retail A Shares)
Short Term Municipal Bond Fund (Institutional and Retail A Shares) Idaho Municipal Bond Fund (Institutional, Retail A and Retail B Shares) Municipal Bond Fund (Institutional, Retail A and Retail B Shares)



                                        THE ACHIEVEMENT FUNDS TRUST



                                        Signature: _____________________________

                                        Name:      _____________________________

                                        Title:     _____________________________

                                                   Date:__________________, 1998



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